Exhibit 99.1

Moleculin Reports First Quarter 2023 Financial Results

– Continued clinical and operational execution across ongoing development programs with growing body of positive preclinical and clinical data

– Sufficient capital to fund operations into the third quarter of 2024

– Company to host conference call and webcast today at 8:30 AM ET

HOUSTON, May 11, 2023 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat tumors and viruses, today reported its financial results for the quarter ended March 31, 2023. As previously announced, the Company will host a conference call and live audio webcast, today, Thursday, May 11, 2023, at 8:30 AM ET (details below).

“Through our team’s continued operational and clinical execution throughout 2022, we have set the stage for numerous clinical data readouts in 2023,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin. “We believe that with the progress we’ve made and the milestones ahead, we are well positioned to unlock significant potential for all stakeholders, and most importantly, address unmet needs for people with highly resistant cancers and viruses.”

Recent Highlights

●	Successfully completed the first cohort in that Phase 1b portion of its ongoing Phase 1b/2 trial evaluating Annamycin in combination with Cytarabine (Ara-C) for the treatment of AML (MB-106).
●

Announced presentation of positive pharmacokinetics and tissue-organ distribution data demonstrating high anti-tumor activity of Annamycin in preclinical cancer models in a poster titled, Exploration of Annamycin Organotropism to Target Primary and Metastatic Liver Cancers, at the American Association for Cancer Research Annual Meeting 2023.

Summary of Financial Results for the First Quarter 2023

Research and development (R&D) expense was $5.7 million and $4.6 million for the three months ended March 31, 2023 and 2022, respectively. The increase of $1.1 million is mainly related to the WPD sublicense termination.

General and administrative (G&A) expense was $2.6 million and $2.4 million for the three months ended March 31, 2023 and 2022, respectively. The increase of $0.2 million is mainly related to an increase in regulatory and legal services, and consulting & advisory fees.

As of March 31, 2023, the Company had cash and cash equivalents of $37.3 million and believes that this cash is sufficient to meet its projected operating requirements into the third quarter of 2024.

Conference Call and Webcast

Moleculin management will host its quarterly conference call and live audio webcast for investors, analysts, and other interested parties today, Thursday, May 11, 2023, at 8:30 AM ET.

Interested participants and investors may access the conference call by dialing (877) 407-0832 (domestic) or (201) 689-8433 (international) and referencing the Moleculin Biotech Conference Call. The live webcast will be accessible on the Events page of the Investors section of the Moleculin website, moleculin.com, and will be archived for 90 days.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the Company's forecasted cash burn rate (including its estimate of cash sufficient to meet its projected operating requirements). Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

MBRX@jtcir.com

Moleculin Biotech, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)	March 31, 2023	December 31, 2022
Current assets:
Cash and cash equivalents	$37,265	$43,145
Prepaid expenses and other current assets	2,024	2,451
Total current assets	39,289	45,596
Furniture and equipment, net	244	275
Intangible assets	11,148	11,148
Operating lease right-of-use asset	381	403
Total assets	$51,062	$57,422

Current liabilities:
Accounts payable and accrued expenses and other current liabilities	$5,032	$4,819
Total current liabilities	5,032	4,819
Operating lease liability - long-term, net of current portion	308	335
Warrant liability - long term	38	77
Total liabilities	5,378	5,231
Total stockholders' equity	45,684	52,191
Total liabilities and stockholders' equity	$51,062	$57,422

Unaudited Condensed Consolidated Statements of Operations
	Three Months Ended March 31,
(in thousands, except share and per share amounts)	2023	2022
Revenues	$-	$-
Operating expenses:
Research and development	5,687	4,620
General and administrative and depreciation and amortization	2,667	2,454
Total operating expenses	8,354	7,074
Loss from operations	(8,354)	(7,074)
Other income:
Gain from change in fair value of warrant liability	39	160
Other income, net	8	5
Interest income, net	392	42
Net loss	(7,915)	(6,867)

Net loss per common share - basic and diluted	$(0.28)	$(0.24)
Weighted average common shares outstanding - basic and diluted	28,749,974	28,578,338